UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 28, 2006

Exide Technologies
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-11263	23-0552730
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13000 Deerfield Parkway, Building 200, Alpharetta, Georgia		30004
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(678) 566-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 28, 2006, the Company’s Board adopted a short-term incentive plan for fiscal 2007 (the "Plan") that is based on economic profit, or the difference between EBITDA as adjusted for cash taxes and the cost of the capital employed to produce EBITDA ("Economic Profit," or "EP"). The budgeted EP for fiscal 2007 includes stretch goals for EBITDA and working capital reductions. A division employees’ award will be weighted 75% based on the division’s EP and 25% for consolidated corporate EP. A corporate employees’ award will be weighted 100% on consolidated Company EP results.

As the Company opted to forego merit increases during fiscal 2007, the Plan for fiscal 2007 will provide the opportunity for all salaried North American employees to earn an incentive equal to 3% of an individual’s base salary upon the achievement of a midpoint between the actual fiscal 2006 and the stretch fiscal 2007 EP. A payment of 6% could be achieved if the stretch budget EP for fiscal 2007 is achieved. Any payment would be received during fiscal 2008.

Employees otherwise eligible to receive incentive compensation under the Plan (in addition to the 3% payment noted above) will begin accruing first dollar award credit once a certain threshold level above the actual fiscal 2006 EP is reached, with an award up to 100% of the individual’s targeted bonus level upon the Company achieving an EP level at the midpoint between actual fiscal 2006 EP and stretch budget EP for fiscal 2007 and up to 200% of his or her targeted bonus level upon achievement of the stretch EP budget for 2007. For Named Executive Officers, the stretch budget 2007 EP target, if achieved, could result in a payout to Gordon A. Ulsh of up to twice his annual base salary; Mitchell S. Bregman, Neil S. Bright, Francis M. Corby, Jr. and E.J. O’Leary could receive an amount up to their base salary, and Phillip A. Damaska could receive an amount up to sixty percent of his base salary.

No payments will be made until fiscal 2008. A liquidity level as of March 31, 2007, net of potential payouts under the Plan, has been established, below which no payments under this Plan will be made.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Exide Technologies

July 6, 2006	By:	Francis M. Corby, Jr.

Name: Francis M. Corby, Jr.
Title: Executive Vice President & Chief Financial Officer